                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                              ------------------


                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                     Global Industrial Technologies, Inc.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

               Delaware                                    75-2617871
----------------------------------------       ---------------------------------
(State of incorporation or organization)       (IRS Employer Identification No.)

2121 San Jacinto, Suite 2500
Dallas, Texas                                                75201
----------------------------------------        --------------------------------
(Address of principal executive offices)                  (Zip Code)

If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box.|X|               check the following box.|_|

Securities Act registration statement file number to which this form relates:
        --------------------------------
                (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:
       Title of Each Class                  Name of Each Exchange on Which
       to be so Registered                  Each Class is to be Registered
       -------------------                  ------------------------------

Preferred Stock Purchase Rights             New York Stock Exchange, Inc.
-----------------------------------         ------------------------------
Securities to be registered pursuant to Section 12(g) of the Act:
--------------------------------------------------------------------------
                               (Title of Class)

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          On February 9, 1999, Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), amended its Rights Agreement, dated as of October 31, 1995, as amended (the "Rights Agreement"), between the Company and The Bank of New York, a New York banking corporation (the "Rights Agent"), by adoption of the Fourth Amendment to

          Rights Agreement, dated as of February 9, 1999 (the "Fourth Amendment"). The Rights Agreement was filed by the Company as an exhibit to Form 8-B on October 31, 1995. The capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement. The Fourth Amendment amends various provisions of the Rights Agreement to, among other things, eliminate references to Continuing Directors. The Fourth Amendment was adopted by the Company in light of a recent decision by the Delaware Supreme Court in a case unrelated to the Company with respect to the validity of "Continuing Director" provisions in shareholder rights plans. The Company's adoption of the Fourth Amendment is not in reaction to or related in any manner to WHX Corporation's ("WHX") unsolicited tender offer to acquire the Company which the Board of Directors of the Company has determined is inadequate and not in the best interests of the Company's stockholders.

          The foregoing description is qualified in its entirety by reference to the Fourth Amendment which is attached as an exhibit hereto and is incorporated herein by reference.


ITEM 2.   EXHIBITS.

Exhibit No.       Description
-----------       -----------

  (1) Fourth Amendment to Rights Agreement, dated as of February 9, 1999, between the Company and the Rights Agent.


                                           SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                                       By: /s/ JEANETTE H. QUAY
                                          -------------------------------------
                                          Name:  Jeanette H. Quay
                                          Title: Vice President, General Counsel
                                                 and Secretary

Date:  February 17, 1999